DESCHUTES PORTFOLIO STRATEGIES, LLC

CODE OF ETHICS

I.  INTRODUCTION:

A.  Fiduciary Duty. This Code of Ethics is based on the principle that all employees of DESCHUTES PORTFOLIO STRATEGIES, LLC, a limited  liability  company (the "Company") and certain other persons have a fiduciary duty to place  the interest  of clients ahead of their own and the Company's. This Code of Ethics applies to all "Access Persons" (defined below). Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients, and must comply with all applicable federal securities laws.

For purposes of this policy, the following words shall mean:

"Access  Persons"   means   all   employees,   directors,   officers,   partners   or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities; (ii) are involved in making securities recommendations to Advisory Clients; or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliate; and all of the Company's directors, officers, members and  portfolio management  personnel. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

"Advisory Client" means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

"Code" means this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a direct or indirect beneficial interest, including personal securities of any family member living within the same household as the employee, except: (i) U.S. Government securities, (ii) money market instruments  (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase  agreements and other high quality short-term debt instruments), (iii) shares of money  market funds, (iv) shares and holding in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and (iv) units of a unit investment trust, if the unit investment trust is invested exclusively in  unaffiliated mutual funds.

As fiduciaries, all Access Persons must at all times:

1.  Place the Interests of Advisory Clients First. All  Access Persons must scrupulously avoid serving their own personal interests ahead of the

Advisory Client to take action, or not to take action, for personal benefit, rather than  for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2.  Avoid Taking Inappropriate  Advantage of their  Position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3.  Conduct  all  Personal  Securities  Transactions  in  Full Compliance with this Code including both Pre-Clearance and Reporting Requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of  the Company's fiduciary duties.

B.  Appendices  to  the Code.  The  Code  shall  be  supplemented  by  the
Company's Compliance Manual in its entirety.

II.  OTHER DUTIES:

A.  Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory  Clients, except to person whose responsibilities require knowledge of the information.

B.  Gifts. The following provisions on gifts apply to Access Persons:

1.  Accepting Gifts.  On occasion, because of their position with the Company, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons. A gift includes, but is not limited to, cash, merchandise, prizes, travel expenses, and meals or entertainment where the host is not present. Acceptance of extraordinary or extravagant  gifts is prohibited. Any such gifts must be declined and returned in order to protect the  reputation  and  integrity  of  the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals or entertainment (e.g., sporting events) where the host is present, and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the Chief Compliance Officer.

2.  Solicitation of Gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3.  Giving Gifts.  Access Persons may not give any gift with a value in excess of $500 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

C.  Company  Opportunities.  Access   Persons   may   not   take   personal advantage  of  any  opportunity  properly  belonging  to  any  Advisory  Client  or  the Company. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D.  Undue Influence.  Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person  to whom the  Access Person  reports  the  interest,  in  consultation  with  the  Chief  Compliance Officer, must determine whether or not the Access Person will be restricted  in making investment decisions in respect of the subject security.

E.  Personal Trading.

1.  Restrictions. Access Persons are expected to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts. Personal accounts of the employee include all accounts in which an Access Person has a  direct or indirect beneficial interest, including accounts of  any  family  member  living  within  the  same  household  as  the  employee.  It  is the employee's responsibility to know which securities are being traded by the firm. No  employee  may  trade  closed-end  funds  without  express  prior  approval  from  the Chief  Compliance  Officer.  The  employee  may  consult  with  the  Chief  Compliance Officer to determine whether a security is an appropriate purchase by the employee. The  following  forms  of  securities  may  be freely   held   or   traded   by   employees, without   regard   to   these   restrictions:   (i)   U.S.  Government  securities,  (ii)  money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holding in  other  mutual  funds  unless the Company  acts as the  investment  advisor to,  or  the principal underwriter of, the subject fund, and (iv) units of a unit investment trust, if the unit investment trust is invested exclusively in unaffiliated mutual funds.

2.  Pre-Approvals. All Access Persons must obtain pre-approval before directly or indirectly acquiring beneficial ownership in any security through an initial public offering  or in a limited offering.

F.  Reports of Personal Securities.

1.  Holding Reports. All Access Persons shall, within 10 days of either directly becoming employed by or otherwise associated with the Company, submit to the Chief Compliance Officer a complete  report of the Access Person's holdings of Reportable Securities, in the form prescribed by the Company for this purpose, and as of a date no more than 45 days prior to the employment date of the employee.  Access Persons must also file  quarterly securities holding reports, no later than 30 days after the close of each quarter, to include holdings in all Reportable Securities as of a date no more than 30 days prior to the date the report is submitted. Providing copies of relevant account statements on a regular and timely basis will satisfy this request.

2.  Transaction Reports. All Access Persons shall submit to the Chief Compliance Officer, no later than 30 days after the close of each quarter, in the form prescribed by the Company for this purpose, a list of all personal transactions during the quarter in Reportable Securities.  Providing copies of relevant account statements on a regular and timely basis will satisfy this requirement.

G.  Outside Business Interests. Any Access Persons wishing to engage in outside business activities, including serving as director for an outside company (public or private), must first seek the approval of the Chief Compliance Officer. If requested, such Access Person must provide periodic reports to the Chief Compliance Officer summarizing these outside business activities.

H.  Political Contributions. Access Persons shall submit for approval to the Chief Compliance Officer any political contributions made in connection with an election for federal, state, or local office, not less than 24 hours prior to the contribution being made. Contribution in this context is defined as any gift, subscription, loan, advance or deposit of money. All Access Persons are also required to submit an annual disclosure of any political contributions made during the prior twelve month period, in the form prescribed by the Company for this purpose.

I.  Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the Chief Compliance Officer.  The Chief Compliance Officer shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The Chief Compliance Officer shall maintain in the Company's files: (i) a current copy of the Code; (ii) records of violations and actions taken as a result of the violations; (iii) copies of all Access Persons' written acknowledgement of receipt of the Code; (iv) copies of the quarterly and annual compliance certificates required by the Code.

J.  Sanctions. If the Chief Compliance Officer determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company also may require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

K.  Exceptions.  Exceptions  to  the  Code  will  rarely,  if  ever,  be  granted. However, the Chief Compliance Officer may grant an occasional exception on a case- by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing.   No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

L.  Employee Acknowledgement. All Access Persons shall within 10 days of either directly becoming employed by or otherwise associated with the Company, sign a  certificate that evidences his or her receipt of this Code of Ethics; Access Persons are required to certify that they have read, understand and agree  to abide by the Code as well as any subsequent amendments hereafter. All Access Persons are required to acknowledge as such annually as part of the firm's compliance process.

DESCHUTES PORTFOLIO STRATEGIES, LLC
Adopted at Portland, Oregon: December 31, 2013
Amended: January 9, 2017

ACKNOWLEDGMENT

I hereby acknowledge receipt of the current Deschutes Portfolio Strategies, LLC, Code of Ethics. I certify that (i) I have read the Code of Ethics; (ii) I understand the Code of Ethics; and (iii) I recognize that I am subject to its provisions. I also certify that I have complied with and will continue to comply with the Code of Ethics and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code of Ethics. Moreover, I agree to promptly report to the applicable compliance officer any violation or possible violation of the Code of Ethics of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

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